EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the entire Form 10 filing statement for IMC Holdings, Inc.

We have also analyzed the analytical sections and their conclusions as derived from the Audited Financial Statements. We are in agreement as to their correctness as presented in this document. We hereby consent to the use in their Form 10 Registration Statement pertaining to the registration of 33,500,000 shares of common stock of IMC Holdings, Inc. of our Audit Report dated March 13, 2015 with respect to the financial statements of IMC Holdings, Inc.  as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013. We also consent to the reference to us as “Experts” in the above referenced Registration Statement.

/s/ John Scrudato CPA

Califon New Jersey

April 28, 2015